EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-70870 and 333-47288) of Internap Network Services Corporation and incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-89369, 333-37400, 333-40430, 333-42974, and 333-43996) of Internap Network Services Corporation of our report dated April 14, 2003 relating to the consolidated financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated April 14, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Seattle, Washington
April 15, 2003